EXHIBIT INDEX


EXHIBIT       DESCRIPTION

   5          Opinion of Pepper, Hamilton & Scheetz















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                                                            EXHIBIT 5

                      PEPPER, HAMILTON & SCHEETZ
                          Attorneys at Law
                       3000 Two Logan Square
                     Eighteenth and Arch Streets
                 Philadelphia, Pennsylvania 19103-2799



                              November 12, 1996



Intelligent Electronics, Inc.
411 Eagleview Boulevard
Exton, PA 19341

     Re:  Registration Statement on Form S-3
          ----------------------------------

Gentlemen:

          You have requested our opinion, as special counsel for Intelligent Electronics, Inc., a Pennsylvania corporation (the "Company") in connection with a registration statement on Form S-3 (the "Registration Statement") which is being filed by the Company under the Securities Act of 1933, as amended (the "Act") with the Securities and Exchange Commission on the date hereof. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

          The Registration Statement covers the resale by the Selling Shareholder of 6,000,000 shares of Common Stock, including:

          (i) Up to 5,000,000 shares of Common Stock which may be issued by the Company upon conversion by the Selling Shareholder of Preferred Stock or otherwise issuable to the Selling Shareholder pursuant to the Statement with Respect to Shares in respect of the Preferred Stock (collectively, the "Conversion Shares"); and

          (ii) Up to 1,000,000 shares of Common Stock which may be issued by the Company upon the exercise by the Selling Shareholder of the Warrants or otherwise issuable to the Selling Shareholder pursuant to the Warrants (collectively, the "Warrant Shares").

          We have examined such records and documents and made such examination of law as we have deemed relevant in connection with this opinion. Based upon such examination, it is our opinion that:

          1. The Conversion Shares, when issued by the Company upon conversion of Preferred Stock or otherwise issued pursuant to the Statement with Respect to Shares in respect of the Preferred Stock, in accordance with the terms of the Statement with Respect to Shares in respect of the Preferred Stock, will be validly issued, fully paid and nonassessable.

          2. The Warrant Shares, when delivered to and paid for upon exercise in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our Firm under the caption "Legal Opinions" in the Registration Statement. In doing so, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                              Very truly yours,

                              PEPPER, HAMILTON & SCHEETZ



                              By:  /s/ Robert A. Friedel
                                 -----------------------
                                   A Partner